                         [SCS/COMPUTE, INC. LETTERHEAD]


NEWS RELEASE

   Contact at The Thomson Corporation:          Nigel R. Harrison
                                                Executive Vice President
                                                (203) 328-9422

   Contact at SCS/Compute:                      Charles G. Wilson
                                                Executive Vice President
                                                (314) 432-7323


FOR IMMEDIATE RELEASE


             THOMSON U.S. HOLDINGS INC. RECEIVES EARLY TERMINATION
                      OF HART-SCOTT-RODINO WAITING PERIOD
                      FOR ACQUISITION OF SCS/COMPUTE, INC.

        ST. LOUIS, January 5, 1996 -- Thomson U.S. Holdings Inc., a division of The Thomson Corporation of Toronto, Canada ("Thomson"), and SCS Subsidiary, Inc., a direct wholly owned subsidiary of Thomson ("Purchaser"), have been informed by the United States Federal Trade Commission (the "FTC") that the FTC has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to Thomson's previously announced tender offer (the "Offer") to purchase all outstanding shares of common stock, par value $.10 per share, of SCS/Compute, Inc. (NASDAQ Small-Cap: SCOMC), for $6.75 per share. Accordingly, the condition to the Offer requiring the expiration or termination of any applicable waiting period under the HSR Act prior to the expiration of the Offer has been satisfied.

        The Offer remains subject to other conditions described in Thomson's and Purchaser's Offer to Purchase.


                             Page 10 of 10 pages